PURCHASE AGREEMENT
THIS PURCHASE AGREEMENT, made as of October 5, 2011, by and between Imation Corp., a Delaware corporation ("Seller"), and FF Realty LLC, a Delaware limited liability company or its permitted assignee ("Buyer").

In consideration of the covenants in this Agreement, Seller and Buyer agree as follows:
Article 1-Purchase and Sale
1.1    The Property. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, in accordance with this Agreement, the real property in the City of Camarillo, County of Ventura, State of California, which is approximately 27.56 acres of land, and commonly known as 350 Lewis Road, Camarillo, CA and with the legal description on Exhibit A attached hereto, together with the easements and rights appurtenant to such real property, any and all intangible property, including all warranties, guaranties, contract rights and claims to the extent in existence and assignable (collectively, the "Property"). Buyer acknowledges that any buildings or structures on the Property are being removed by Seller and the Property will be conveyed as vacant land.
1.2    Property Approval Period.
(a)    For a period of ninety (90) days from the Opening of Escrow (as defined in Section 2.2 below) (the "Property Approval Period"), Buyer shall have the right, at Buyer's expense, to review and investigate the physical and environmental condition of the Property, the character, quality and general utility of the Property, the zoning, land use, environmental and building requirements and restrictions applicable to the Property and the state of title to the Property. Buyer shall be responsible for obtaining and paying the cost of any survey of the Property required by Buyer. Buyer shall determine whether or not the Property is acceptable to Buyer within the Property Approval Period. If Buyer desires to proceed with the purchase of the Property subject to the remaining conditions set forth in this Agreement (including the conditions provided in Section 6.2 below), then on or prior to the last day of the Property Approval Period, Buyer shall deliver written notice to Seller (“Buyer's Notice to Proceed”), electing to waive Buyer's right of termination pursuant to this Section 1.2(a), subject only to the remaining terms and conditions expressly provided in this Agreement. If Buyer fails to deliver Buyer's Notice to Proceed (or otherwise elects to terminate this Agreement in its sole discretion by delivery of a termination notice to Seller prior to the end of the Property Approval Period), this Agreement shall terminate as of the end of the Property Approval Period or at the time of the termination notice, as applicable, in which event the Initial Deposit (as hereinafter defined in Section 2.2), less the cost of canceling the escrow charged by the Title Company, shall be returned to Buyer within three (3) business days following the effective date of termination and neither party shall have any further liability to the other party. If Buyer delivers Buyer's Notice to Proceed in accordance with this Section 1.2(a), this Agreement shall continue in full force and effect, subject to the terms and conditions expressly provided herein, and Buyer shall have no further right to terminate this Agreement pursuant to this Section 1.2(a). Buyer acknowledges that during the Property Approval Period, the Property shall remain listed for sale, the for sale sign shall remain on the Property and Seller may receive offers to purchase the Property, provided, however, Seller agrees that it shall not negotiate with any potential purchaser for the sale of the Property.
(b)    Seller shall provide Buyer with copies of all of the following materials in Seller's possession or control (collectively, “Due Diligence Materials”): any existing Phase I Environmental Assessments, existing ALTA surveys, geotechnical and soils reports, licenses, unrecorded covenants and/or other agreements, current leases or contracts, copies of the property tax bills for the two (2) year period immediately preceding the Opening of Escrow, environmental impact reports, traffic studies, conditional use permits and any other current land use and/or entitlement documents, public facilities financing information, conditions of approval, development agreements and tentative tract maps, prior “as built” drawings and/or plans depicting underground utility installations and infrastructure related to the existing improvements on the Property, engineering reports and plans, and any and all other documents relevant to the condition of the Property (excluding appraisal and valuation reports and any confidential information) within ten (10) business days from the Opening of Escrow. Buyer hereby acknowledges that Seller has not made and does not make any warranty or representation, express or implied, regarding the truth or accuracy of any of the Due Diligence Materials or other information provided to or made available to Buyer or the source thereof. Seller shall have no liability as a result of providing or making available to Buyer such Due Diligence Materials or information or as a result of Buyer's reliance thereon. Buyer acknowledges that the building that was once on the Property has been demolished and Seller's employees who worked at the facility are no longer employed by Seller. Seller has not performed an investigation to determine whether any of those employees had files related to the condition of the Property which were not placed with the rest of the Property files at Seller's headquarters. Accordingly, Seller makes no representation or warranty that the Due Diligence Materials provided are all of the documents related to the condition of the Property. Buyer shall not rely on Seller's disclosures or the absence of such disclosures in purchasing the Property, but will rely on Buyer's own investigation and review of the Property, except as otherwise expressly provided in Section 4.1(b) (excluding 4.1(vii) and (ix)) of this Agreement.
(c)    Seller shall provide Buyer with a current Preliminary Title Report (“Title Report”) with plotted exceptions and underlying schedule B documents no later than ten (10) business days after the Opening of Escrow from Chicago Title, 500 E. Esplanade Drive, Suite 102, Oxnard, CA 93036, Attn: Ron Golden (“Title Officer”). In the event that any exceptions to title listed in the Title Report or any supplement thereto (other than standard printed exceptions) or matters shown on any survey are unacceptable to Buyer, Buyer shall notify Seller in writing of such facts (“Title Objection(s)”) on or prior 5:00 p.m. (Pacific time) on the date which is twenty (20) days prior to the end of the Property Approval Period (“Title Review Date”). Buyer's failure to notify Seller in writing within such time period shall be deemed Buyer's notice that all exceptions in the Title Report or survey other than the Monetary Encumbrances (as defined below) are acceptable. Notwithstanding the foregoing, Buyer shall have the right to deliver a Title Objection or Title Objections in connection with any exceptions to coverage contained in any supplemental title report that may be issued by the Title Company following the Title Review Date that were not set forth in the Title Report, provided that such Title Objection or Title Objections, as the case may be, are delivered to Seller within ten (10) days after the issuance of such supplemental title report. Buyer's failure to notify Seller in writing within such time period shall be deemed Buyer's notice that all exceptions in such supplemental title report are acceptable. If Buyer has notified Seller of any Title Objections as provided in this Section 1.2(c), Seller shall have the right (but not the obligation), to notify Buyer in writing within three (3) business days after receipt of Buyer's Title Objections that Seller intends to cure any such Title Objection(s). Failure of Seller to deliver a written notice to Buyer that it intends to cure any Title Objection(s) within such three (3) business day period shall constitute Seller's refusal to cure such matter(s). If Seller has elected to cure any Title Objection(s), Seller shall use diligent, good faith efforts to cure such matter prior to the Closing to Buyer's reasonable satisfaction, which cure shall be a condition precedent to the Closing pursuant to Section 6.2(d) below. Notwithstanding the foregoing, Seller covenants to cause to be released and reconveyed from the Property, and to remove as exceptions to title prior to the Closing, any mortgages, deeds of trust, or other monetary encumbrances, liens, assessments or indebtedness voluntarily recorded by Seller and shown on the Title Report, except for real property taxes and special assessments not delinquent (collectively, “Monetary Encumbrances”). In addition, Seller agrees it shall not place any other lien, encumbrance, or exception to title on or against the Property during the term of this Agreement without the prior written consent of Buyer, which consent may be withheld in Buyer's reasonable discretion during the Property Approval Period and in Buyer's sole discretion after the end of the Property Approval Period. In the event that Seller provides written notice stating Seller's intention to cure any of Title Objection(s), and Seller fails to cure such matter on or prior to the scheduled Closing, Buyer shall have the right by providing written notice to Title Company and Seller within three (3) business days after the scheduled Closing to either (i) waive such Title Objection, or (ii) terminate this Agreement and the Escrow, provided, however, that such failure shall not constitute a default under the Agreement by Seller. In the event that Buyer delivers a written termination notice as provided in the immediately preceding sentence, or fails to provide such written notice of termination or waiver within such three (3) business day period, then (a) the Initial Deposit (as defined in Section 2.2,excluding any Deposit Releases) and the Second Deposit (as defined in Section 2.3) shall be returned to Buyer by Title Company without further instruction; and (b) this Agreement and the Escrow shall thereupon be cancelled, and neither party shall have any further obligations to the other under this Agreement (except under provisions of this Agreement which specifically state that they survive termination).

(d)    Buyer acknowledges that some of the materials relating to the Property to be furnished by Seller to Buyer may contain sensitive information. Subject to the provisions of Section 8.9 below, Buyer agrees to keep all of the information in such materials confidential and not to disclose any such information to any third party. If this Agreement is terminated for any reason, Buyer shall, within five (5) days after the termination date, return to Seller all materials relating to the Property theretofore furnished by Seller and all copies thereof.
(e)    During the Property Approval Period, Buyer and its agents, contractors, subcontractors, consultants, employees, engineers, legal counsel and other authorized representatives of Buyer who shall inspect, investigate, test or evaluate the Property on behalf of Buyer (collectively, "Licensee Parties") shall have reasonable access to the Property at agreed upon times during normal business hours for agreed upon purposes on at least two (2) business days prior notice to Seller. Such notice shall describe the scope of the studies Buyer intends to conduct during Buyer's access to the Property. Seller shall have the right to have a representative present during any visits to or inspections of the Property, provided that such representative is made available (and the visit or inspection takes place) during normal business hours. Except as required in connection with the Project Entitlements (as defined in subsection 1.2(g) herein), Buyer will not contact any governmental or quasi governmental body or agency having jurisdiction over the Seller or the Property (“Agency”) without Seller's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed in Seller's sole reasonable discretion. Buyer shall also provide Seller the opportunity to participate in any formal, noticed meetings between any Agency and Buyer. If Buyer desires to conduct any physically intrusive studies such as, but not limited to, sampling of soils or the like ("Inspection"), Buyer will identify in writing the procedures Buyer desires to perform and shall request Seller's express written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed beyond two (2) business days following Buyer's request therefor. The Inspection will be at Buyer's sole cost and expense and will be conducted in a manner and by Licensee Parties reasonably acceptable to Seller. Any such investigation shall be conducted at a mutually acceptable time, and must be conducted in accordance with a written work plan submitted in advance to and reasonably approved by Seller. Seller further reserves the right (but shall not be required) to collect split samples extracted by such Licensee Parties, provided Seller gives Buyer notice of Seller's exercise of such right at least one (1) business day before such samples are to be taken.
Should Buyer choose to conduct any inspection, investigation, test or evaluation at the Property, then Buyer shall promptly pay for such work in order to avoid any mechanics' liens against the Property on account of the performance of work or activities by or for Buyer and if any mechanics' liens are filed against the Property on account of the performance of work or activities by or for Buyer, cause them to be removed promptly at Buyer's sole cost and expense. If Buyer does not cause them to be removed promptly following forty-eight (48) hours notice from Seller to Buyer and Title Company, Title Company shall be authorized to release funds from Escrow, as defined in Section 2.1, in an amount necessary to remove such mechanics liens and such amount shall not be credited against the Purchase Price. Buyer and any Licensee Parties will: (i) maintain commercial general liability (occurrence) insurance on terms reasonably satisfactory to Seller covering any occurrence arising in connection with the presence of Buyer or the Licensee Parties on the Property with coverage of at least $2,000,000 for each person, $2,000,000 for each occurrence and property damage up to at least $2,000,000 for each occurrence, and deliver to Seller a certificate of insurance, which names Seller as an additional insured thereunder, verifying such coverage prior to entry upon the Property; (ii) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property; and (iii) restore the Property to the condition in which the same was found before any such entry, inspection or examination was undertaken. Buyer shall provide Seller with copies of all environmental and/or geotechnical studies, tests, reports and other documents or materials relating to the physical condition of the Property that are prepared, conducted or made by, for or on behalf of Buyer, provided that Seller shall keep the same confidential and shall not share them with any third party other than its own environmental or geotechnical consultants or advisors. Promptly following any termination of this Agreement, Buyer shall use diligent, good faith efforts to obtain permission from the applicable third party consultants and contractors to assign such materials to Seller.
(f)    Buyer shall indemnify and defend Seller against and hold Seller harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and disbursements, to the extent arising from any entry on the Property by Buyer or any of the Licensee Parties, provided that such indemnification obligations shall not apply to any damages or claims for liability (including any claims that the Property has declined in value) to the extent arising out of (i) the discovery of pre-existing conditions, except to the extent the same are exacerbated by the negligence or intentional misconduct of Buyer or any of the Licensee Parties, (ii) Seller's gross negligence or intentional misconduct, or (iii) Buyer's discovery of any information potentially having a negative impact on the Property. The foregoing covenant shall survive any termination of this Agreement.
(g)    The parties acknowledge that the Buyer intends to pursue certain entitlements from the City of Camarillo for the development and operation of such multifamily and commercial project as Buyer may determine in its sole and absolute discretion (“Project”), including a General Plan Amendment (“GPA”), a modification to the applicable zoning designation (“Zone Change”) and a Residential Plan Development Permit (“RPD”), all on such terms and conditions as may be acceptable to Buyer in its sole and absolute discretion (collectively, the “Project Entitlements”). For purposes of this Agreement, in no event shall the Project Entitlements be considered to be approved by the City of Camarillo until the issuance thereof and the earlier of (i) the lapse of any and all applicable appeal periods (or resolution of any appeal thereof without impacting the Project) or (ii) forty five (45) days. Buyer shall be responsible for all costs associated with seeking the approval for the Project Entitlements and will provide to Seller copies of all plans, specifications and other documents needed for the approval thereof by the City for informational purposes. Buyer will diligently pursue all approvals in accordance with the estimated time frame described below in good faith, provided that in no event shall Buyer be in default hereunder or have any liability to Seller (other than as expressly provided herein with respect to Seller's rights to the Deposit Releases and/or the Second Deposit) in the event that Buyer is unable to obtain the Project Entitlements or elects to withdraw its application therefor. Seller shall reasonably assist and cooperate with Buyer in obtaining the Project Approvals, at no cost or expense to Seller. The estimated timeline is as follows:
By December 31, 2011- Buyer shall file the GPA request and requested zoning changes with the City of Camarillo, including the proposed changes in present land uses and zoning and the proposed development project generally described in a narrative.
January, 2012- The GPA request and requested zoning changes will be reviewed by the City of Camarillo staff and a recommendation made to City Council. The City Council will receive the GPA request and requested zoning changes and staff report and, following a public review at its second meeting in January, may refer proposal to the staff to initiate study regarding GPA and zoning changes. If the proposal is referred, the City of Camarillo staff will determine, through preparation of an environmental assessment, the required environmental and engineering studies which must be prepared and submitted by Buyer. Buyer may prepare preliminary project design and site plans for staff review and comment, but the RPD application is not filed until GPA and zoning changes are acted upon.
February, 2012-May, 2012 Buyer shall submit any required environmental and engineering studies requested by the City of Camarillo in connection with the Project Entitlements.
July/August, 2012-Public hearings on GPA and zoning change request by Planning Commission and City Council.
September, 2012- If the City Council approves the GPA and zoning request, Buyer shall file an application for the RPD with project designs and site layout. The City of Camarillo staff will review and transmit to Planning Commission the recommended project site design and layout.
November, 2012-The Planning Commission holds public hearing on the project RPD. Following the hearing, the Planning Commission acts on final site plan and building design approval for the RPD.
Buyer shall also have the right to terminate this Agreement at any time, effective upon delivery of written notice to Seller, if Buyer determines in good faith that the Project Entitlements will not be timely issued by the City of Camarillo, provided that Buyer has diligently pursued the actions required for approval. If Buyer exercises the right to terminate this Agreement in accordance with this Section 1.2(g), this Agreement shall terminate as of the date such termination notice is given by Buyer, in which event the Initial Deposit, as defined in Section 2.2 (less any Deposit Releases as defined in Section 2.2) shall be returned to Buyer, the Second Deposit, as defined in Section 2.3, if made, shall be retained by Seller and neither party shall have any further liability to the other party.
Article 2-Purchase Price
2.1    Amount and Payment. The total purchase price for the Property shall be Ten Million Five Hundred Thousand Dollars ($10,500,000) (the "Purchase Price"). At the Closing (as hereinafter defined) on the Closing Date (as hereinafter defined), Buyer shall pay the Purchase Price for the Property to Seller through an escrow (the "Escrow") established with Chicago Title, 500 E. Esplanade Drive, Suite 102, Oxnard, CA 93036, Attn: Linda Hamilton (Escrow Officer) (the “Title Company”), in cash, in immediately available funds.
2.2    Deposits/Releases. Within two (2) business days following the date on which executed counterparts of this Agreement are delivered by Buyer and Seller to the Title Company (“Opening of Escrow”), Buyer shall deposit into the Escrow the sum of Two Hundred Sixty-Five Thousand Dollars ($265,000.00) (the "Initial Deposit"), in cash, in immediately available funds. The Initial Deposit shall be deposited by the Title Company in an interest bearing account, with interest to accrue to the benefit of Buyer. Provided that Buyer has not elected to terminate this Agreement, beginning on the first business day of the first full calendar month following the end of the Property Approval Period, Buyer hereby instructs the Title Company to release to Seller $10,245 of the Initial Deposit on the first business day of that month and each month thereafter (each release shall be referred to in this Agreement as a “Deposit Release” and collectively following release thereof as “Deposit Releases”). The Deposit Releases shall continue until Closing or the termination of this Agreement as provided herein and amounts released shall not be credited to the Purchase Price at Closing. The portion of the Initial Deposit, if any, remaining at Closing after the Deposit Releases shall be applied to the Purchase Price at the Closing.
2.3    Additional Deposit. Buyer shall deposit an additional One Hundred Thousand Dollars ($100,000.00) (the “Second Deposit”), due on the second (2nd) business day following Buyer's formal receipt of notification from the Camarillo City Council approving the GPA and the Zone Change (expected to be July/August 2012) and the earlier of (i) the lapse of any and all applicable appeal periods (or resolution of any appeal thereof without impacting the Project) or (ii) forty-five (45) days after approval of the GPA and the Zone Change, provided Buyer has not terminated this Agreement as provided herein. Buyer and Seller hereby irrevocably authorize and instruct the Title Company to release the Second Deposit to Seller upon receipt by the Title Company. The Second Deposit shall be applied to the Purchase Price at the Closing and is non-refundable to Buyer, unless the Agreement is terminated under Section 5.2 herein, due to a Seller default under this Agreement or as described in the last paragraph of Section 6.2.
2.4    Application of Deposits If Seller and Buyer complete the purchase and sale of the Property in accordance with this Agreement, the Initial Deposit (but not including any portion of the Deposit Releases) and the Second Deposit, shall be applied to payment of the Purchase Price for the Property at the Closing.
2.5    Liquidated Damages. SELLER AND BUYER AGREE THAT, IF THE PURCHASE AND SALE OF THE PROPERTY IS NOT COMPLETED IN ACCORDANCE WITH THIS AGREEMENT AND THIS AGREEMENT TERMINATES OTHER THAN UNDER SECTION 1.2(a), 1.2(c), 1.2(g), 5.2, 6.2 (subject to the last sentence of Section 6.2 below) OR SELLER'S DEFAULT, THE INITIAL DEPOSIT AND THE SECOND DEPOSIT (IF PREVIOUSLY RELEASED) SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES. SELLER AND BUYER AGREE THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, ACTUAL DAMAGES MAY BE DIFFICULT TO ASCERTAIN AND THE INITIAL DEPOSIT AND THE SECOND DEPOSIT (IF PREVIOUSLY RELEASED) ARE A REASONABLE ESTIMATE OF THE DAMAGES THAT WILL BE INCURRED BY SELLER IF BUYER FAILS TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THIS AGREEMENT. BUYER ACKNOWLEDGES THAT THIS PROVISION DOES NOT, IN ANY WAY, REDUCE OR OTHERWISE ELIMINATE THE INDEMNITY OBLIGATIONS OF BUYER SET FORTH HEREIN. BUYER ACKNOWLEDGES THAT SECTIONS 1.2(g) AND 6.2 CONTAIN SPECIFIC PROVISIONS DEALING WITH THE RELEASE/RETENTION OF THE INITIAL DEPOSIT AND

SECOND DEPOSIT.

SELLER'S INITIALS: _____	BUYER'S INITIALS: ______
Article 3-Title and Condition
3.1    Title to the Property. Seller shall convey title to the Property to Buyer by a duly executed and acknowledged Grant Deed (the "Grant Deed") in the form of Exhibit B attached hereto, subject to the following (the "Permitted Exceptions"): (a) all matters affecting title shown on the Title Report delivered to Buyer pursuant to Section 1(c) above, except matters that Seller has agreed to remove or otherwise cure either as provided herein or as may later arise after the Property Approval Period which are placed on title to the Property by the voluntary act of the Seller without Buyer's consent or approval, (b) matters which would be shown on an accurate ALTA survey of the Property or by a physical inspection of the Property, except matters that Seller has agreed to remove or otherwise cure either as provided herein or as may later arise after the Property Approval Period which are placed on title to the Property by the voluntary act of the Seller without Buyer's consent or approval, (c) taxes and assessments which are not past due as of the Closing Date, and (d) any other matters created, permitted or approved by Buyer.
3.2    Acceptance of Title. Buyer's acceptance of the Grant Deed from Seller for the Property at the Closing on the Closing Date and the issuance of any title insurance policy to Buyer by the Title Company on the Closing Date shall conclusively establish that Seller conveyed the Property to Buyer as required by this Agreement and shall discharge in full Seller's obligations under Section 3.1 hereof with respect to title to the Property.
3.3    Condition of the Property. Buyer acknowledges that Seller has worked with the California Department of Toxic Substance Control (DTSC) with respect to an investigation of the Property to address certain issues under the Resource Conservation and Recovery Act. As a result of that investigation, certain actions were taken by Seller and the DTSC reached the conclusion that no further action was needed with respect to the Property, as indicated in the letter dated June 17, 2002 from the California Department of Toxic Substances Control, a copy of which has been provided to Buyer with the Due Diligence Materials. Prior to the Closing, except as otherwise expressly agreed in writing by Buyer, Seller shall complete all of the following pursuant to applicable City, County, State and Federal laws, codes and regulations: (a) remove from the Property all materials containing PCBs and asbestos and containers of hydrocarbon fuels; (b) remove any and all buildings, slabs (other than the slab for the existing Southern California Edison substation), foundations, pilings to approximately three feet below grade, auxiliary structures, above-ground and underground storage tanks and pump and equalization tank (then fill the affected area with non-contaminated earth material and crushed concrete), all transformers and utility substations (including the existing Southern California Edison substation); and (c) remove all utility lines and cap all sewer, water and gas lines. The foregoing obligations of Seller are collectively referred to as the “Removal Obligation.” The Removal Obligation is a condition to Buyer's obligations under this Agreement. The Buyer acknowledges that non-contaminated crushed concrete and asphalt may be used by Seller to fill pits on the Property and a small berm of this material may remain on the Property, provided that the use and deposit of such material and Seller's actions in connection therewith do not have any material adverse effect on the geotechnical condition of the Property or otherwise adversely affect the ability of Buyer to construct the improvements relative to the Project on the Property. Except for the Removal Obligations and as expressly provided in Section 4.1(b)(iv)-(ix)below, Buyer is acquiring the Property "AS IS, WHERE IS" without any covenant, representation or warranty of any kind or nature whatsoever, express or implied, with respect to the Property, including warranties or representations as to matters of title, zoning, tax consequences, physical or environmental conditions, availability of access, ingress or egress, operating history, valuation, governmental approvals, governmental regulations, or any other matter or thing relating to or affecting the Property including the value, condition, merchantability, marketability, profitability, suitability or fitness for a particular use or purpose of any of the Property. Buyer agrees that with respect to the Property, except as expressly provided in Section 4.1(b) (iv)-(vi), (viii) and (x) of this Agreement, Buyer has not relied upon and will not rely upon, either directly or indirectly, any representation or warranty of Seller or any officer, director, employee, agent, contractor or attorney of Seller. Buyer is relying solely on Buyer's own investigation of the Property, and, at the Closing, Buyer and Seller shall each execute and deliver a Closing Certificate ("Closing Certificate") in the form of Exhibit C attached hereto.

3.4    Natural Hazard Disclosure Requirement Compliance. Buyer and Seller acknowledge that Seller may be required to disclose whether the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency (California Government Code Section 8589.3); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a very high fire hazard severity zone (California Government Code Section 51178 et seq.); (iv) a wildland area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4136); (v) an earthquake fault zone (Public Resources Code Section 2621.9); or (vi) a seismic hazard zone (Public Resources Code Section 2694) (sometimes all of the preceding are herein collectively called the "Natural Hazard Matters"). Seller has engaged or will cause the Title Company to engage the services of a natural hazard disclosure expert (the "Natural Hazard Expert"), to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill its disclosure obligations, if and to the extent such obligations exist, and to report the result of its examination to Buyer and Seller in writing. The written report prepared by the Natural Hazard Expert (the "Natural Hazard Report") regarding the results of its examination will fully and completely discharge Seller from its disclosure obligations referred to in this Agreement or in the Natural Hazard Report, if and to the extent any such obligations exist. Buyer acknowledges that Seller has delivered to Buyer the Commercial Property Owner's Guide to Earthquake Safety, published by the State of California Seismic Safety Commission, which informs property owners generally of the risks attendant to earthquakes and the effect earthquakes could have on the their property. Buyer agrees to provide Seller with a written acknowledgment of its receipt of the Natural Hazard Report. Buyer's failure to terminate this Agreement pursuant to Section 1.2(a) above shall be deemed to be Buyer's acceptance of all Natural Hazard Matters.
3.5    Environmental Insurance. Seller has purchased a “Pollution Legal Liability Select” Policy from Chartis Specialty Insurance Company which provides coverage for certain environmental risks, with a policy expiration date of May 12, 2016 (“Policy”). Seller shall use diligent, good faith efforts to have Buyer added as an Additional Named Insured to the Policy at Closing or shortly thereafter, at Seller's cost. The foregoing obligation shall survive the Closing. Seller is not making any representations or warranties regarding the scope or coverage of the Policy. Seller shall provide a copy of the Policy for Buyer to review.
Article 4-Representations and Warranties
4.1    Seller's Representations.
(a)    The representations and warranties of Seller in this Section 4.1 shall survive the Closing for one (1) year after the Closing Date, at which time such representations and warranties shall terminate.
(b)    Seller makes the following representations and warranties to Buyer, each of which shall be true and correct, in all material respects, as of the date of this Agreement:
(i)    Seller is a corporation duly incorporated and organized and validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Seller have been duly and validly authorized by all necessary action on the part of Seller and all required consents or approvals have been duly obtained. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
(ii)    Seller is not a "foreign person" as defined in section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.
(iii)    Except for CB Richard Ellis, Seller has not dealt with any real estate broker or finder in connection with the sale of the Property to Buyer or this Agreement.
(iv)    Seller has not granted any purchase rights, rights of first refusal or rights of tenancy with respect to the Property to any third party.

(v)    Except as otherwise provided in the Due Diligence Materials or in the Title Report, there are no contracts or obligations concerning the Property agreed to by Seller that will be binding upon Buyer or that will otherwise affect the Property after Closing.
(vi)     At the time of Closing there will be no outstanding written or oral contracts made by Seller for any improvements to the Property, the cost of which have not been fully paid.
(vii)    To Seller's knowledge, and except as otherwise set forth in the Title Report, Due Diligence Materials or other written information provided to Buyer by Seller, (a) there are no condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or planned to be instituted, that would materially and adversely affect the use, operation or value of the Property; and (b) there is no litigation pending or threatened in writing against Seller arising out of the ownership or operation of the Property or that might materially and adversely affect the development, value or use of the Property or the ability of Seller to perform its obligations under this Agreement.
(viii)    Seller has not engaged in or permitted any activity on the Property in material violation of any laws, codes or regulations involving the handling, manufacture, treatment, storage, use, release, or disposal of any hazardous materials which has not been cured.
(ix)    Except as may be disclosed in the Due Diligence Materials, to Seller's knowledge, Seller has not received any written notice that the Property is in violation of any applicable laws, codes or regulations.
(x)    The Removal Obligation has been completed pursuant to all applicable laws, codes and regulations.
(c) Notwithstanding anything contained herein to the contrary, (a) Seller shall have no liability with respect to any representation, warranty or covenant contained herein if, prior to the Closing, Buyer has knowledge of any facts or circumstances that make such representation, warranty or covenant untrue or incorrect in any respect, and Buyer nevertheless consummates its acquisition of the Property contemplated by this Agreement and (b) in no event shall Seller's aggregate liability with respect to this Section 4.1, any other breach by Seller of this Agreement or any other document executed and delivered in connection herewith exceed the aggregate sum of Two Hundred Fifty Thousand Dollars ($250,000), excluding any indemnity obligation of Seller pursuant to Section 5.1 below. For purposes of this Agreement and any document delivered at Closing, whenever the phrase "Seller's knowledge" or the "knowledge" of Seller or words of similar import are used, they shall be deemed to refer to facts within the actual current knowledge only of Chip Applewhite, Facility and Security Manager and no others, without inquiry or investigation of any kind or nature and without imputation. In no event shall Buyer have any personal claim against the above named individuals in connection herewith and Buyer waives all claims which Buyer now has or may later acquire against such persons. This Section 4.1(c) shall survive the Closing.
4.2    Buyer. The representations and warranties of Buyer in this section 4.2 and Buyer's Closing Certificate shall survive the Closing for one (1) year after the Closing Date, at which time such representations and warranties shall terminate. Buyer represents and warrants to Seller as of the date of this Agreement as follows:
(a)    Buyer has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents or approvals have been duly obtained. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
(b)    Except for Group 100, Buyer has not dealt with any real estate broker or finder in connection with the purchase of the Property from Seller or this Agreement.

(c)    Buyer shall indemnify and defend Seller against and hold Seller harmless from all third party claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and disbursements, that may be suffered or incurred by Seller to the extent arising out of the inaccuracy of any representation or warranty made by Buyer in section 4.2 hereof or in Buyer's Closing Certificate when made or any breach thereof. The foregoing indemnity shall survive the Closing or earlier termination of this Agreement for a period of two (2) years.
Article 5-Commissions /Eminent Domain
5.1    Commissions. If the purchase and sale of the Property is completed in accordance with this Agreement, Seller shall pay the commission due CB Richard Ellis and Group 100 (collectively, “Brokers”) in accordance with a separate agreement or agreements with the Brokers. Seller shall defend, indemnify and hold Buyer harmless from and against any and all claims, costs and expenses (including reasonable attorneys' fees and court costs) to the extent arising out the foregoing agreement or agreements with the Brokers. Buyer and Seller represent to each other that, except as set forth above with respect to the Brokers, it has not authorized any broker or finder to act on its behalf in connection with the sale and purchase hereunder and that such party has not dealt with any broker or finder purporting to act on behalf of any other party. Each party shall defend, indemnify and hold the other harmless from and against any and all losses, liens, claims, judgments, claims for liability, costs, expenses or damages (including reasonable attorneys' fees and court costs) of any kind or character to the extent arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such party or on its behalf with any broker or finder, other that the Brokers, in connection with this Agreement.
5.2    Eminent Domain. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which, as determined by Buyer in its sole but reasonable discretion, would render the Property unsuitable for Buyer's intended use, Buyer shall have the right, by giving notice to Seller within fifteen (15) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event this Agreement shall terminate. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such award) payable on account of the taking shall be transferred to Buyer. Seller shall give notice to Buyer reasonably promptly after Seller's receiving notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. If necessary, the Closing Date shall be postponed until Seller has given any notice to Buyer required by this section 6.2 and the period of fifteen (15) days described in this section 5.2 has expired.
Article 6-Conditions Precedent
6.1    Seller. Seller's obligation to transfer the Property to Buyer and to consummate the transactions contemplated herein by taking the other actions required of Seller at the Closing are subject to satisfaction of all of the conditions set forth in this Section 6.1. Seller may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing. After the Closing, any such condition that has not been satisfied shall be treated as having been waived in writing. No such waiver shall constitute a waiver by Seller of any of its rights or remedies if Buyer defaults in the performance of any covenant or agreement to be performed by Buyer under this Agreement or if Buyer breaches any representation or warranty made by Buyer in Section 4.2 hereof or the Closing Certificate. If any condition set forth in this Section 6.1 is not fully satisfied or waived in writing by Seller, this Agreement shall terminate, but without releasing Buyer from liability if Buyer defaults in the performance of any such covenant or agreement to be performed by Buyer or if Buyer breaches any such representation or warranty made by Buyer before such termination.
(a)    On the Closing Date, Buyer shall not be materially in default in the performance of any material covenant to be performed by Buyer under this Agreement.

(b)    On the Closing Date, all representations and warranties made by Buyer in Section 4.2 hereof and the Closing Certificate shall be true and correct in all material respects.
6.2    Buyer. The obligations of Buyer to purchase the Property from Seller and to consummate the transactions contemplated herein by taking the other actions required of the Buyer at Closing are subject to satisfaction of all of the conditions set forth in this Section 6.2. Buyer may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing. After the Closing, any such condition that has not been satisfied shall be treated as having been waived in writing. If any condition set forth in this Section 6.2 is not fully satisfied or waived in writing by Buyer (subject to the cure period provided in this Section 6.2 below), this Agreement shall terminate, but without releasing Seller from liability if Seller breaches any such representation or warranty made by Seller in Section 4.1(b) before such termination, subject to the limitations in Section 4.1(a) and (c).
(a)    On the Closing Date, Seller shall not be in material default in the performance of any material covenant to be performed by Seller under this Agreement.
(b)    By the Closing Date, Buyer shall have received approval from the City of Camarillo for the Project Entitlements.
(c)    On the Closing Date, all representations and warranties made by Seller in Section 4.1 hereof shall be true and correct in all material respects.
(d)    On the Closing Date, the Title Company shall be irrevocably prepared to issue to Buyer an ALTA policy of title insurance (Form B -- revised 6/17/2006), with liability equal to the total purchase price for the Property, insuring Buyer that fee title to the Property is vested in Buyer subject only to the Permitted Exceptions and reflecting the cure of any Title Objection(s) that Seller has agreed to cure pursuant to Section 1.2(c) above (the “Title Policy”) (unless waived by Buyer pursuant to Section 1.2(c) above), provided that, subject to the provisions of Section 7.4 below, Buyer shall pay for the cost of the Title Policy in excess of a California Land Title Association standard coverage policy of title insurance.
(e)     This Agreement has not been terminated by Buyer pursuant to Section 5.2 above.
If Buyer believes that Seller shall not be able to satisfy any of the above conditions to be satisfied by Seller prior to Closing, Buyer shall give Seller notice in writing indicating the specific condition that Buyer believes will not be satisfied and a reasonable opportunity for Seller to cure any defect and satisfy such condition, provided that Seller commences action in connection with such cure within five (5) business days following delivery of the foregoing notice and proceeds with diligence to effect such cure.
If Seller is unable to satisfy any condition to be satisfied by Seller after the notice and cure described above and Buyer does not close due to a failure of condition (a), (c), (d), or (e) above and this Agreement is terminated, the Initial Deposit (excluding any Deposit Releases) and the Second Deposit shall be returned to Buyer. If Buyer does not close due to a failure of condition (b) above and this Agreement is terminated, the portion of the Initial Deposit, if any, remaining at termination shall be released to Buyer and the Second Deposit (if the same has been released) shall be retained by Seller
Article 7-Closing
7.1    Place and Date. The purchase and sale of the Property shall be completed in accordance with this Article 7 (the "Closing"). Provided that this Agreement has not been terminated, the Closing shall occur through the Escrow on the earlier to occur of: i) February 15, 2013 or ii) fifteen (15) calendar days following the completion of the conditions to close described in Section 6.2(b) and (c) (the "Closing Date"), or at such other place or on such other date as Seller and Buyer agree in writing. The Escrow and Closing Instructions attached hereto as Addendum A shall serve as instructions to the Title Company for consummation of the purchase and sale of the Property pursuant to this Agreement.

7.2    Procedure. Seller and Buyer shall cause the following to occur at the Closing on the Closing Date:
(a)    The Grant Deed for the Property, duly executed and acknowledged by Seller, shall be recorded in the official records of the county in which the Property is located.
(b)    Seller shall date as of the Closing Date, execute and deliver to Buyer a Certificate of Nonforeign Status in the form of Exhibit D attached hereto.
(c)    Buyer and Seller shall date as of the Closing Date, execute and deliver the Closing Certificate.
(d)    Buyer shall pay to Seller the balance of the Purchase Price for the Property in cash in immediately available funds in accordance with Section 2.1 hereof.
(e)    The Title Company shall be irrevocably prepared to issue to Buyer the title insurance policy described in Section 6.2(d) hereof.
7.3    Possession. Subject to the Permitted Exceptions, Seller shall transfer possession of the Property to Buyer on the Closing Date. Seller shall, on the Closing Date, deliver to Buyer any plans and specifications, permits, certificates, licenses and approvals relating to the Property in the possession of Seller, which shall become the property of Buyer on the Closing Date.
7.4    Closing Costs. Seller shall pay the State and County documentary transfer tax in respect of the Grant Deed, the City conveyance/transfer tax in respect of the Grant Deed, the premium for the CLTA portion of the Title Policy described in Section 6.2(e) hereof. Buyer and Seller shall share the costs of the escrow fee charged by the Title Company, and the recording and filing fee for the Grant Deed. Buyer shall pay the difference in premium between the CLTA portion of the Title Policy and the ALTA extended coverage and any endorsements thereto, provided that Seller shall pay for the cost of any curative endorsements relative to title matters that Seller has expressly agreed to cure and/or remove as provided in this Agreement.
7.5    Prorations. At the Closing on the Closing Date, the real property taxes and assessments levied against the Property shall be prorated between Seller and Buyer as of the Closing Date. Buyer acknowledges that the real property taxes and assessments for the property are assessed by the State of California for a period running from July 1-June 30, with payments due November 1 and February 1. Seller and Buyer agree that the proration for property taxes will be made based on the tax year (July 1-June 30) and not the payment due dates. If the Closing Date is on a date other than the first day of the month, Buyer will be entitled to a credit against the tax proration for any Deposit Release due on the first day of the month in which the Closing Date falls that are Buyer's responsibility.
7.6    Seller's Default. If the sale of the Property is not consummated due to Seller's default hereunder, then notwithstanding anything contained herein to the contrary, Buyer shall be entitled, as its sole remedy, either (a) to receive the return of the remainder of the INITIAL Deposit (EXCLUDING ANY DEPOSIT RELEASES) and The SECOND DEPOSIT, AND BUYER SHALL HAVE THE RIGHT TO PURSUE AN ACTION AGAINST SELLER FOR ACTUAL DAMAGES NOT TO EXCEED AN AGGREGATE SUM OF $250,000 (IN ADDITION TO THE DEPOSIT AMOUNTS, BUT including ANY DAMAGES IN CONNECTION WITH A BREACH OF THE REMOVAL OBLIGATION) AND SUBJECT TO THE LIMITATIONS IN SECTION 4.1(c), or (b) to enforce specific performance of ALL OF SELLER'S COVENANTS AND OBLIGATIONS UNDER this Agreement. Buyer shall be deemed to have elected to terminate this Agreement, receive back the DepositS AND PURSUE MONETARY DAMAGES as provided in this Section 7.6 ABOVE if Buyer fails to file suit for specific performance against Seller in a court of competent jurisdiction, on or before the date which is thirty (30) days following the date upon which Closing was to have occurred. Buyer waives any right to record a lis pendens on the Property unless and until it files suit for specific performance.

SELLER'S INITIALS: _____	BUYER'S INITIALS: ______

Article 8-General
8.1    Notices. All notices and other communications under this Agreement (including all required approvals and consents) shall be properly given only if made in writing and (a) mailed by certified mail, return receipt requested, postage prepaid, (b) personally delivered by messenger, (c) delivered by nationally recognized overnight courier, or (d) sent via facsimile, to the party at the address set forth in this Section 9.1 or such other address as such party may designate by notice to the other party. Such notices and other communications shall be effective on the date of receipt (evidenced by the certified mail receipt) if mailed or on the date of such delivery if delivered by messenger, courier or facsimile. If any such notice or other communication is not received or cannot be delivered due to a change in the address of the receiving party of which notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such notice or other communication shall be effective on the date delivery is attempted. Any notice or other communication under this Agreement may be given on behalf of a party by the attorney for such party.
(a)    The address of Seller is Imation Corp., 1 Imation Way, Oakdale, MN 55128, Attn: Chip Applewhite, Facsimile No. 651-704-5172.
(b)    The address of Buyer is FF Realty LLC, 5510 Morehouse Drive, Suite 200, San Diego, CA 92121 Attn: Jon MacDonald, Esq., Facsimile No. 858-625-8828, with copies to FF Realty LLC, 5510 Morehouse Drive, Suite 200, San Diego, CA 92121 Attn: Lawrence Scott, Facsimile No. 858-625-8828 and Gordon & Rees LLP, 101 W. Broadway, Suite 2000, San Diego, CA 92101 Attn: Eric Young, Esq., Facsimile No. 619-595-5735.
8.2     INTENTIONALLY OMITTED.8.3    Governing Law; Waiver of July Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of California. BUYER AND SELLER WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS AGREEMENT.
8.4    Construction. Seller and Buyer acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any document executed and delivered by either party in connection with the transactions contemplated by this Agreement. The captions in this Agreement are for convenience of reference only and shall not be used to interpret this Agreement.
8.5    Further Assurances. From and after the date of this Agreement, Seller and Buyer agree to do such things, perform such acts, and make, execute, acknowledge and deliver such documents as may be reasonably necessary or proper and usual to complete the transactions contemplated by this Agreement and to carry out the purpose of this Agreement in accordance with this Agreement.
8.5    Partial Invalidity. If any provision of this Agreement is determined by a proper court to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall remain in full force and effect without such invalid, illegal or unenforceable provision.
8.6    Waivers. No waiver of any provision of this Agreement or any breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement.
8.7    No New Contracts. After Buyer has delivered Buyer's Notice to Proceed, Seller shall not enter into any contract, lease or other agreement that will affect the Property following the Closing, or waive, compromise or settle any rights of Seller under any contract or other agreement that will affect the Property following the Closing, or modify, amend, or terminate any contract or agreement that will affect the Property following the Closing, without in each case obtaining Buyer's prior written consent thereto, which may be withheld in Buyer's sole but reasonable discretion. Seller agrees to terminate prior to the Closing, at no cost or expense to Buyer, any and all agreements or contracts affecting the Property that Buyer advises Seller prior to the end of the Property Approval Period that Buyer does not elect to assume as of the Closing, and Seller shall deliver evidence of such termination to Buyer no later than five (5) days prior to the Closing.
8.8.    Marketing. During the term of this Agreement, Seller agrees not to negotiate with or accept any offers for the Property (whether or not subordinate to this Agreement) from any other prospective purchasers.
8.9    Publicity and Confidentiality. Buyer and Seller each agree that the terms of the transaction contemplated by this Agreement, the identity of Buyer and all information and documents made available by either party to the other or in any way relating to the Buyer's interest in the transaction, shall be maintained in strict confidence, and that no disclosure of such information or documents shall be made by Buyer or Seller, whether or not the transaction contemplated by this Agreement shall close, except to such attorneys, accountants, investment advisors, lenders and others as are reasonably required to evaluate and consummate such transaction and who have agreed to keep the information or documents confidential. Buyer and Seller for themselves each further agree that nothing in this Section 8.9 shall prevent Buyer or Seller from disclosing or accessing any information otherwise deemed confidential under this Section 8.9 , (i) pursuant to any legal requirement, any statutory reporting requirement or any accounting or auditing disclosure requirement, (iii) in connection with performance by either party of its obligations under this Agreement (including the delivery and recordation of instruments, notices or other documents required hereunder) with the written consent of the other party , or (iv) to potential investors, participants or assignees in or of the transaction contemplated by this Agreement or such party's rights therein provided such parties have agreed to keep the information or documents confidential.
8.10    Assignment. Buyer shall have the right to assign this Agreement to any entity which controls, is controlled by or is under common control with Buyer or to which Buyer (or an entity which controls, is controlled by or is under common control with Buyer) provides asset management services, without Seller's consent or approval. Buyer shall have the right to assign this Agreement to any other entity with Seller's consent, which shall not be unreasonably withheld, conditioned or delayed. Any such assignee shall be entitled to all of the rights and assume all of the obligations of Buyer hereunder. If Buyer assigns this Agreement, the assignee shall assume, in writing, all of the obligations of Buyer hereunder, however the named Buyer hereunder shall not be released from all of its obligations under this Agreement without Seller's written consent.
8.11    Miscellaneous. The Addendum and Exhibits attached to this Agreement are made a part of this Agreement. Neither Seller nor Buyer shall make any public announcement of this Agreement or the transactions contemplated by this Agreement without the prior consent of the other, unless any such announcement is reasonably necessary to comply with applicable law; provided, however, that Buyer shall have the right to announce its acquisition of the Property following the Closing. The word “including” as used in this Agreement shall mean including without limitation. This Agreement shall benefit and bind Seller and Buyer and their respective personal representatives, heirs, successors and assigns. Time is of the essence in Buyer's performance under this Agreement. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement. This Agreement may not be amended or modified except by a written agreement signed by Seller and Buyer. This Agreement constitutes the entire and integrated agreement between Seller and Buyer relating to the purchase and sale of the Property and supersedes all prior agreements, understandings, offers and negotiations, oral or written, with respect to the sale of the Property.

REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first hereinabove written.
IMATION CORP., "SELLER"

_________________________________________
Paul R. Zeller
Senior Vice President and Chief Financial Officer

FF Realty LLC , "BUYER"

Signature:
Printed Name: _________________________________
Title:_________________________________________

"TITLE COMPANY"
The Title Company is executing this Agreement to evidence its agreement to hold the Initial Deposit and the Second Deposit in accordance with the terms and conditions of this Agreement and to consummate the purchase and sale of the Property as escrow agent for Buyer and Seller pursuant to the terms of Addendum A attached hereto.
CHICAGO TITLE

By:
Name:
Title:

ADDENDUM A
ESCROW AND CLOSING INSTRUCTIONS
A.1.    Closing Deliveries
A.1.1.    Seller's Deliveries. On or before two (2) business day prior to the Closing Date, Seller shall deliver to the Title Company the following original documents, each duly executed and, if required, acknowledged on behalf of Seller:
(a)    One (1) original of the Deed conveying the Property to Buyer subject only to the Permitted Exceptions;
(b)     One (1) original of a Certificate of Nonforeign Status (the "FIRPTA") in the form of Exhibit E attached hereto; and
(c)    One (1) original of Closing Certificate duly executed by Seller.
A.1.2.    Buyer's Deliveries. On or before 9:00 a.m. (Pacific time) on the scheduled Closing Date, Buyer shall deliver to the Title Company:
(a)     Immediately available funds in the amount equal to the sum of the Purchase Price, plus Buyer's share of the costs and prorations calculated as set forth in Section A.2 below
(b)     One (1) original of Closing Certificate duly executed by Buyer.
A.2.    Costs and Prorations. Closing costs and prorations shall be made in accordance with Article 7 of this Agreement.
A.3.    Closing Instructions. At such time as the conditions precedent to the Closing set forth in Article 6 of this Agreement have been satisfied or waived in accordance with said Article 6, the Title Company shall:
(a)    Date, as of the Closing Date, all instruments calling for a date;
(b)    Instruct the Office of the Ventura County Recorder (the "Recorder's Office") not to make the Documentary Transfer Tax Statement a part of the public record, as permitted by Section 11932 of the California Revenue and Taxation Code;
(c)    Record the Grant Deed in the official records of the Recorder's Office;
(d)    Give Seller and Buyer telephonic notice that the close of the Escrow has occurred and obtain Seller's instructions as to the manner in which the Purchase Price, less Seller's share of prorations and costs as set forth in Article 7 of this Agreement (the "Net Proceeds") shall be disbursed to Seller; and
(e)    Deliver to Seller the Net Proceeds in the manner specified by Seller's instructions given in response to the notice required by subparagraph (d) above.
A.4.    Post-Closing Deliveries. After the Close of Escrow, the Title Company shall deliver the following:
A.4.1.    To Buyer: (i) a conformed copy of the Grant Deed, as recorded; (ii) one (1) fully executed original the FIRPTA; (iii) the Title Policy; (iv) one (1) fully executed original of the Closing Certificate; and (v) plain copies of such other documents delivered into Escrow by Buyer and Seller to which Buyer would be, by custom and practice, entitled.
A.4.2. To Seller: (i) a conformed copy of the Grant Deed, as recorded; (ii) one (1) fully executed original of the Closing Certificate and (ii) plain copies of such other documents delivered into Escrow by Buyer and Seller to which Buyer would be, by custom and practice, entitled.

EXHIBIT A
LEGAL DESCRIPTION OF PROPERTY

Lot A in the City of Camarillo, County of Ventura, State of California, as shown on Lot Line Adjustment No. LD-487A recorded August 30, 2004 as Instrument No. 20040830-0236915, Official Records of said County.
Subject to verification in escrow.
Parcel ID No. 229-0-070-210

EXHIBIT B
GRANT DEED

RECORDING REQUESTED BY
AND WHEN RECORDING MAIL TO;

Attention:

(Above Space for Recorder's Use Only)
APN:
The undersigned grantor declares: Documentary Transfer Tax not shown pursuant to Section 11932 of the Revenue and Taxation Code, as amended.
GRANT DEED
For valuable consideration, receipt of which is acknowledged, Imation Corp. ("Grantor"), hereby grants to _______________________________________________________ ("Grantee"), the real property in the City of Camarillo, County of Ventura, State of California, described in Exhibit A attached hereto and made a part hereof (the "Property"), SUBJECT TO (a) all matters affecting title to the Property, (b) matters which would be shown on an accurate ALTA survey of the Property or by a physical inspection of the Property, (c) taxes and assessments which are not past due as of the date hereof, and (d) any other matters created, permitted or approved by Grantee.
Dated: ___________, 201_.
IMATION CORP.

Paul R. Zeller
Senior Vice President and Chief Financial Officer

STATE OF MINNESOTA COUNTY OF WASHINGTON	) ) ss. )
On ______________________, before me, ______________________, a Notary Public in and for said state, personally appeared Paul R. Zeller, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State
(SEAL)

EXHIBIT C
CLOSING CERTIFICATE
This Closing Certificate is executed by Imation Corp., a Delaware corporation (“Seller”) and FF Realty LLC, a Delaware limited liability company, in connection with the Purchase Agreement dated October __, 2011 (“Purchase Agreement”) between Seller and Buyer for the Property described therein.
In accordance with Section 6.1(b) and 6.2(d) of the Purchase Agreement, (i) Seller hereby represents and warrants to Buyer that each of the representations and warranties made by Seller in Section 4.1 of Purchase Agreement are true, complete and accurate as of the date hereof; and (ii) Buyer hereby represents and warrants to Seller that each of the representations and warranties made by Buyer in Section 4.2 of the Purchase Agreement are true, complete and accurate as of the date hereof.
Buyer further acknowledges and agrees that it has had the opportunity to conduct all inspections, investigations and other independent examinations of the Property and related matters, including but not limited to the physical and environmental conditions thereof, that Buyer has deemed appropriate or necessary, and, Buyer has relied upon same in consummating its acquisition of the Property and Buyer accepts the Property, "AS IS, WHERE IS," with all faults. Buyer hereby assumes the risk that adverse matters, including but not limited to, adverse physical and environmental conditions, may not have been revealed by Buyer's inspection and investigations of the Property.
Buyer acknowledges and agrees that, except as expressly provided in Section 4.1 of the Purchase Agreement, Seller is not making any warranties or representations of any kind or character, express or implied, with respect to the Property, including, but not limited to, warranties or representations as to matters of title, zoning, tax consequences, physical or environmental conditions, availability of access, ingress or egress, operating history or projections, valuation, governmental approvals, governmental regulations, or any other matter or thing relating to or affecting the Property including, without limitation: (a) value, condition, merchantability, marketability, profitability, suitability or fitness for a particular use or purpose of any of the Property, (b) the manner or quality of the construction or materials incorporated into any of the Property, and (c) the manner, quality, state of repair or lack of repair of the Property.
Except as expressly provided in Section 4.1 of the Purchase Agreement and subject to the limitations provided therein, Buyer hereby releases and discharges Seller and its trustees, managers, employees and agents and their respective officers, directors, shareholders, members, partners, employees, agents, affiliates and subsidiaries, and each of them, from any and all debts, claims, demands, charges, assessments, fines, penalties, damages

(whether actual, consequential, or otherwise denominated), liability, loss, actions, causes of action, claims for equitable indemnity or contribution, suits, proceedings, judgments, administrative actions, sales and use taxes, injury, costs and expenses, including attorney's fees and costs and expenses of enforcing this release and in connection with any suit, whether any of the foregoing is known or unknown, foreseeable or unforeseeable, fixed or contingent pertaining to the condition of the Property. Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR."

Notwithstanding any other provisions in the Purchase Agreement or any document or instrument delivered in connection with the transfer of the Property to the contrary, Buyer hereby acknowledges and agrees that Seller has satisfied and fulfilled all of Seller's covenants and obligations contained in the Purchase Agreement and the documents delivered pursuant thereto, and Seller shall have no further liability to Buyer or otherwise with respect to the Purchase Agreement, the transfers contemplated hereby, or any documents delivered pursuant hereto, except to the extent of any obligation or liability Seller may have under Section 4.1 of the Purchase Agreement.
This Certificate is executed by Buyer and Seller pursuant to the Purchase Agreement.
Dated: ____________, 201_.
IMATION CORP., "SELLER"

Paul R. Zeller
Senior Vice President and Chief Financial Officer

FF Realty LLC , "BUYER"

Signature:
Printed Name: _________________________________
Title:_________________________________________

EXHIBIT D
CERTIFICATE OF NONFOREIGN STATUS

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Imation Corp. (“Seller”), the undersigned hereby certifies the following on behalf of Seller:
1.    Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.    Seller is not a disregarded entity as defined in Income Tax Regulations section 1.1445-2(b)(2)(iii);
3.    Seller's U.S. employer identification number is 41-1838504; and
4.    Seller's office address is 1 Imation Way, Oakdale, MN 55128.
Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.
Dated:_____________, 201_.
IMATION CORP.

Paul R. Zeller
Senior Vice President and Chief Financial Officer